SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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        RESOURCE AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

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RESOURCE AMERICA, INC.
One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, March 12, 1009

To the Stockholders of RESOURCE AMERICA, INC.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation, will be held at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, on Thursday, March 12, 2008, at 9:00 a.m. (the “Meeting”), for the following purposes:

1.	To elect three directors to serve three-year terms expiring at the annual meeting of stockholders in 2012.

2.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

Only stockholders of record on our books at the close of business on January 28, 2009, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.  A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania 19112.  The stock transfer books will not be closed.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY.  THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.  ONLY PERSONS WHO ARE STOCKHOLDERS AS OF JANUARY 28, 2009 OR THEIR DULY AUTHORIZED REPRESENTATIVES OR PROXIES ARE INVITED TO ATTEND THE MEETING.  IF YOU PLAN TO ATTEND YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU.  IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND, IF YOU WISH TO VOTE AT THE MEETING, YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                                                                                By order of the Board of Directors,
                                                                                                Michael S. Yecies, Secretary
                                                                                                February 3, 2009

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 12, 2009:  The proxy statement and our 2008 annual report are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73519&p=proxy.

RESOURCE AMERICA, INC.
One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA  19112

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MARCH 12, 2009

ABOUT THE MEETING

Solicitation of Proxies.  This proxy statement and the accompanying proxy are furnished to stockholders of Resource America, Inc. in connection with the solicitation by our Board of Directors of proxies for use at the 2009 annual meeting of stockholders of Resource America, Inc. to be held on March 12, 2009, at 9:00 a.m., which we refer to as the Meeting, at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, and at any and all adjournments thereof.

Mailing Date.  Resource America’s annual report on Form 10-K, including consolidated financial statements, which we refer to as our 2008 Form 10-K, the Notice of Annual Meeting, this proxy statement and the proxy card are being sent on or about February 3, 2009.

Who Can Vote.  Only stockholders of record at the close of business on January 28, 2009, will be entitled to notice of and to vote at the Meeting.  Each of the approximately 17,758,617 shares of our common stock issued and outstanding on that date is entitled to one vote at the Meeting.

How to Vote — Proxy Instructions.  If you are a holder of record of Resource America common stock, you may vote your shares by mailing in your proxy card. Stockholders who hold their shares in “street name” will need to obtain a voting instruction card from the institution that holds their shares and must follow the voting instructions given by that institution.

 You may specify whether your shares should be voted for all, some or none of the nominees for director (Proposal 1).  If you do not specify how you want to vote your shares on your proxy card, we will vote them “For” the election of all nominees for director as set forth under “Proposal 1: Election of Directors” below.

Revocation of Proxies.  If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting.

If your shares are held in street name, you must contact your broker or nominee to revoke and vote your proxy.

Quorum.  A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the stockholders at the Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current Nasdaq Stock Market rules, nominees would have discretionary voting power for the election of directors (Proposal 1).

Required Vote.  Under Delaware law, a nominee who receives a plurality of the votes cast at the Meeting will be elected as a director. The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

Other Business.  We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.  We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement.  We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of our common stock at our expense.

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of January 22, 2009, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our present directors, (c) each of our named executive officers, and (d) all of our named executive officers and directors as a group.  This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.  Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.  Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common stock
	Amount and nature of		Percent of
Beneficial owner	beneficial ownership		class
Directors (14)
Michael J. Bradley	15,000		*
Carlos C. Campbell	50,889	(1)(2)	*
Edward E. Cohen	2,728,842	(4)(6)(7)(8)(9)(10)	14.52%
Jonathan Z. Cohen	2,017,713	(3)(4)(6)(7)(8)(11)	10.72%
Kenneth A. Kind	8,115		*
Hersh Kozlov	7,000		*
Andrew M. Lubin	47,534	(1)(2)	*
John S. White	47,694	(1)(2)	*

Non-director executive officers(14)
Jeffrey F. Brotman	27,325	(8)	*
Thomas C. Elliott	134,329	(3)(4)(5)(6)(7)	*
Alan F. Feldman	466,327	(3)(4)(7)	2.57%
Steven J. Kessler	237,906	(3)(4)(6)(7)(8)	1.33%
Arthur J. Miller	7,261	(3)(4)(8)	*
Michael S. Yecies	114,305	(3)(4)(6)(7)(8)	*
All named executive officers and directors as a group (14 persons)	5,863,990	(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)	28.30%

Other owners of more than 5% of outstanding shares
Leon G. Cooperman/Omega Advisors, Inc.	1,195,000	(12)	6.73%
T2 Partners Management, L.P.	1,098,044	(13)	6.18%

* Less than 1%
(1)
Includes vested units representing the right to receive one share of common stock per unit granted under our 1997 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts:  Mr. Campbell – 34,690 units; Mr. Lubin – 34,690 units; and Mr. White – 34,690 units.

(2)
Includes vested units representing the right to receive one share of common stock per unit granted under our 2002 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts:  Mr. Campbell – 12,004 units; Mr. Lubin – 12,004 units; and Mr. White – 12,004 units.

(3)
Includes shares allocated under our Employee Stock Ownership Plan (“ESOP”) in the following amounts: Mr. J. Cohen – 3,965 shares; Mr. Elliott – 2,686 shares; Mr. Feldman - 1,752 shares; Mr. Kessler – 4,063 shares; Mr. Miller – 628 shares; and Mr. Yecies – 3,569 shares, as to which each has voting power.

(4)
Includes shares allocated under our Investment Savings Plan, or 401(k) plan, in the following amounts: Mr. E. Cohen – 22,482 shares; Mr. J. Cohen – 19,424 shares; Mr. Elliott – 25,210 shares; Mr. Feldman – 7,625 shares; Mr. Kessler – 20,726 shares; Mr. Miller – 3,540 shares; and Mr. Yecies – 3,940 shares, as to which each has voting power.

(5)	Includes 2,312 shares issuable on exercise of options granted under our 1997 Key Employee Stock Option Plan.

(6)
Includes shares issuable on exercise of options granted under our 1999 Key Employee Stock Option Plan in the following amounts: Mr. E. Cohen – 637,089 shares; Mr. J. Cohen – 450,980 shares; Mr. Elliott – 8,767 shares; Mr. Kessler – 49,796 shares; and Mr. Yecies – 69,381 shares.

(7)
Includes shares issuable on exercise of options granted under our 2002 Key Employee Stock Option Plan in the following amounts:  Mr. E. Cohen – 392,073 shares; Mr. J. Cohen – 286,908 shares; Mr. Elliott – 75,647 shares; Mr. Feldman – 363,504 shares; Mr. Kessler – 27,697 shares; and Mr. Yecies – 23,127 shares.

(8)
Includes shares issuable on exercise of options granted under our Omnibus Equity Compensation Plan in the following amounts:  Mr. Brotman – 7,500 shares; Mr. E. Cohen – 4,839 shares; Mr. J. Cohen – 275,000 shares; Mr. Kessler – 35,000 shares; Mr. Miller – 2,000 shares; and Mr. Yecies – 5,625 shares.

(9)	Includes 449,516 shares held by a private charitable foundation of which Mr. E. Cohen serves as a co-trustee. Mr. E. Cohen disclaims beneficial ownership of these shares.

(10)
Includes 92,500 shares held in trusts for the benefit of Mr. E. Cohen’s spouse and/or children.  Mr. E. Cohen disclaims beneficial ownership of these shares.  46,250 of these shares are also included in the shares referred to in footnote 11 below.

(11)	Includes 46,250 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary. These shares are also included in the shares referred to in footnote 10 above.

(12)	This information is based on Form 13F filed with the SEC as of September 30, 2008. Mr. Cooperman’s and Omega Advisors’ address is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, NY 10005.

(13)	This information is based on Form 13F, filed with the SEC as of September 30, 2008. T2 Partners Management’s address is 145 East 57th Street, Suite 1100, New York, NY 10022.

(14)	The address for all our directors and officers is One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, requires our directors, executive officers, and greater-than-10% stockholders to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports, we believe that the filing requirements for all of these reporting persons were complied with during fiscal 2008.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with directors in each class serving three-year terms.  Three directors are to be elected at the Meeting to serve until the 2012 annual meeting.

The Board of Directors recommends that stockholders vote “FOR” the following nominees:  Jonathan Z. Cohen, Kenneth A. Kind and John S. White.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. J. Cohen, Kind and White.  Should any nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend.  The Board of Directors knows of no reason why any nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee and each of our other directors.  There are no family relationships among the nominees and our directors except that Jonathan Z. Cohen, our President and Chief Executive Officer and a director, is a son of Edward E. Cohen, the Chairman of our Board of Directors.

Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting:

Jonathan Z. Cohen, 38, has been a member of our Board of Directors since 2002.  President since 2003 and Chief Executive Officer since 2004.  Chief Operating Officer from 2002 to 2004.  Executive Vice President from 2001 to 2003.  Senior Vice President from 1999 to 2001.  Chief Executive Officer, President and a Director of Resource Capital Corp. (a publicly-traded real estate investment trust managed by us) since its formation in 2005.  Vice Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC (general partner of Atlas Pipeline Partners, L.P., a publicly-traded natural gas pipeline limited partnership) since its formation in 1999.  Vice Chairman of Atlas America, Inc. (a publicly-traded energy company formerly owned by us) since its formation in 2000.  Vice Chairman of Atlas Pipeline Holdings GP, LLC (a wholly-owned subsidiary of Atlas America that is the general partner of Atlas Pipeline Holdings, L.P., a publicly-traded limited partnership that owns Atlas Pipeline Partners GP, LLC) since its formation in 2006. Vice Chairman of Atlas Energy Resources, LLC (a publicly-traded energy company) since its formation in 2006.

Kenneth A. Kind, 55, has been a member of our Board of Directors since 2004.  Vice President of Medi-Promotions, Inc. (a healthcare advertising company) since 1991.  Director of Van Ameringen Foundation (a private charitable foundation) since 1995.

John S. White, 68, has been a member of our Board of Directors since 1993.  Executive Director of the Investment Program Association (a national trade association) since 2007. Consultant in the financial services industry from 2006 to 2007.  Senior Vice President of Royal Alliance Associates, Inc. (an independent broker/dealer and a wholly-owned subsidiary of American International Group, Inc.) from 2002 to 2006.  Chief Executive Officer and President of DCC Securities Corporation (a securities brokerage firm) from 1989 to 2002.

Continuing Directors to Serve until the 2010 Annual Meeting:

Michael J. Bradley, 64, has been a member of our Board of Directors since 2005.  Co-owner and Managing Director of BF Healthcare, Inc. (a supplier of physician services to hospitals and assisted living facilities) since 1999.  Director of The Bancorp, Inc. (a publicly-traded bank holding company) since 2005.  Managing Board Member of Atlas Pipeline Partners GP, LLC from 2004 to 2005. Chairman of the Board of First Executive Bank from 1988 to 1998. Vice Chairman of First Republic Bank from 1998 to 2003.

Andrew M. Lubin, 62, has been a member of our Board of Directors since 1994.  President of Delaware Financial Group, Inc. (a private investment firm) since 1990.

Continuing Directors to Serve until the 2011 Annual Meeting:

Carlos C. Campbell, 71, has been a member of our Board of Directors since 1990.  President of C.C. Campbell and Company (a management consulting firm) since 1985.  Director of PICO Holdings, Inc. (a publicly-traded diversified holding company) since 1998.  Director of Herley Industries, Inc. (a publicly-traded RF/Microwave Solutions company) since 2005.

Edward E. Cohen, 69, has been a member of our Board of Directors since 1988.  Chairman of our Board since 1990.  Chief Executive Officer from 1988 to 2004.  President from 2000 to 2003.  Chairman of the Board of Resource Capital Corp. since its formation in 2005.  Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC since its formation in 1999.  Chairman, Chief Executive Officer and President of Atlas America, Inc. since its formation in 2000.  Chairman and Chief Executive Officer of Atlas Pipeline Holdings GP, LLC since its formation in 2006. Chairman and Chief Executive Officer of Atlas Energy Resources, LLC since its formation in 2006.  Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994.

Hersh Kozlov, 61, has been a member of our Board of Directors since January 2007.  Partner at Wolf, Block, Schorr and Solis-Cohen LLP (a law firm) since 2001.  Presidential appointee to national Advisory Committee for Trade Policy and Negotiations from 2002 to 2004.

Non-Director Executive Officers

Our Board of Directors appoints officers each year at its annual meeting following the annual meeting of stockholders and from time to time as necessary.

Jeffrey F. Brotman, 45, Executive Vice President since June 2007.  Co-founder of Ledgewood, P.C. (a Philadelphia-based law firm) and affiliated with the firm from 1992 until June 2007, serving as managing partner from 1995 until March 2006.  Mr. Brotman is also a non-active certified public accountant and an Adjunct Professor at the University of Pennsylvania Law School.  Mr. Brotman was Chairman of the Board of Directors of TRM Corporation (a publicly-traded consumer services company) from September 2006 until September 2008 and was its President and Chief Executive Officer from March 2006 through June 2007.

Thomas C. Elliott, 35, Senior Vice President − Finance and Operations since 2006.  Senior Vice President - Finance from 2005 to 2006.  Vice President – Finance from 2001 to 2005.  Chief Financial Officer of Resource Financial Fund Management, Inc. (our wholly-owned asset management subsidiary) since 2004.  Chief Financial Officer, Chief Accounting Officer and Treasurer of Resource Capital Corp. from 2005 to 2006 and Senior Vice President – Finance and Operations since 2006.  From 1997 to 2001, Mr. Elliott held various financial positions at Fidelity Leasing, Inc., our former subsidiary, including Manager of Financial Planning, Director of Asset Securitization and Treasurer.

Alan F. Feldman, 45, Senior Vice President since 2002.  Chief Executive Officer of Resource Real Estate, Inc. (our wholly-owned real estate subsidiary) since 2004.  Vice President at Lazard Freres & Co. (an investment bank) from 1998 to 2002.  Executive Vice President at PREIT-Rubin, Inc. (the management subsidiary of Pennsylvania Real Estate Investment Trust, a publicly-traded real estate investment trust) and its predecessor, The Rubin Organization, from 1992 to 1998.

Steven J. Kessler, 65, Executive Vice President since 2005 and Chief Financial Officer since 1997.  Senior Vice President from 1997 to 2005.  Senior Vice President − Finance of Resource Capital Corp. since 2005.  Vice President-Finance and Acquisitions at Kravco Company (a national shopping center developer and operator) from 1994 to 1997.  From 1983 to 1993, Mr. Kessler was employed by Strouse Greenberg & Co. (a regional full service real estate company) ending as Chief Financial Officer and Chief Operating Officer.  Prior thereto, Partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.

Arthur J. Miller, 49, Vice President and Chief Accounting Officer since 2004.  Chief Accounting Officer at Destination Maternity, Inc. (a national retailer/manufacturer of maternity wear) from 1999 to 2004.  Vice President, Controller and Chief Accounting Officer of CAI Wireless Systems, Inc. (a wireless telecommunications company) from 1995 to 1999.  Mr. Miller started his financial career with Arthur Anderson LLP, independent public accountants.  Mr. Miller is a certified public accountant.

Michael S. Yecies, 41, Senior Vice President since 2005 and Chief Legal Officer and Secretary since 1998.  Vice President from 1998 to 2005.  Senior Vice President since 2007 and Chief Legal Officer and Secretary of Resource Capital Corp. since 2005.  Attorney at Duane Morris LLP (an international law firm) from 1994 to 1998.

Other Significant Employees

Jeffrey D. Blomstrom, 40, President and Managing Director of Resource Financial Fund Management, Inc. since 2003.  Senior Vice President – CDO Structuring of Resource Capital Corp. since 2005.  Managing Director at Cohen and Company (a Philadelphia-based investment bank specializing in the financial services sector) from 2001 to 2003.  Senior Vice President of iATMglobal.net (an ATM software development company) from 2000 to 2001.  Attorney at Covington & Burling (an international law firm) from 1999 to 2000.

David E. Bloom, 44, Senior Vice President since 2001.  President of Resource Capital Partners, Inc. (our wholly-owned real estate subsidiary) from 2002 to 2006.  President of Resource Real Estate, Inc. since 2004.  Senior Vice President − Real Estate Investments of Resource Capital Corp. since 2005.  Senior Vice President at Colony Capital, LLC (an international real estate opportunity fund) from 1999 to 2001.  Director at Sonnenblick-Goldman Company (a real estate investment bank) from 1998 to 1999.  Attorney at Willkie Farr & Gallagher (an international law firm) from 1996 to 1998.

Crit S. DeMent, 56, Senior Vice President since 2005.  Chairman and Chief Executive Officer of LEAF Financial (our commercial finance subsidiary) since 2001.  President of the Technology Finance Group of CitiCapital Vendor Finance in 2001.  President of the Small Ticket Group of European American Bank, a division of ABN AMRO, from 2000 to 2001.  President and Chief Operating Officer of Fidelity Leasing, Inc., our former subsidiary, from 1996 to 2000.

CORPORATE GOVERNANCE

Our Board of Directors and Its Committees

Our Board of Directors currently consists of eight members. The Board of Directors held seven meetings during fiscal 2008.  Each of the directors attended all of the Board meetings and all meetings of the committees on which they served during fiscal 2008.

The Board of Directors has determined that Messrs. Bradley, Campbell, Kind, Kozlov, Lubin and White each satisfy the independence requirements of NASDAQ rules.

The current standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance and Investment Committee and Nominating Committee.  All of the members of each Board committee are independent directors.

Audit Committee.  The Audit Committee reviews the scope and effectiveness of audits by our independent accountants, is responsible for the engagement of independent accountants, and reviews the adequacy of our internal controls.  The committee held five meetings during fiscal 2008. The committee currently consists of three directors: Messrs. Lubin (Chairman), Bradley and Campbell.  The Board of Directors has determined that Mr. Bradley, is an “audit committee financial expert” as defined by SEC rules. The committee has adopted an Audit Committee Charter, which is available on our website at www.resourceamerica.com.  The committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee.  The Compensation Committee establishes and monitors compensation levels for our officers and administers our stock option and equity compensation plans. The committee has not adopted a charter.  The committee held six meetings during fiscal 2008.  The committee currently consists of four directors:  Messrs. Campbell (Chairman), Kind, Kozlov and White.

Corporate Governance and Investment Committee.  The Corporate Governance and Investment Committee reviews all of our corporate governance procedures and evaluates and monitors our significant existing and proposed investments. The committee held two meetings during fiscal 2008.  The committee currently consists of four directors: Messrs. White (Chairman), Bradley, Kind and Lubin.

Nominating Committee.  The Nominating Committee recommends persons for nomination as our directors.  The committee held one meeting during fiscal 2008.  The committee currently consists of three members: Messrs. Kozlov (Chairman), Campbell and Lubin.

Stockholder Recommendations for Director Nominees.  The Nominating Committee does not have a charter but will consider nominees recommended by holders of our common stock for the 2010 annual meeting of stockholders if submitted in writing to our Secretary at our Philadelphia address stated herein in accordance with our bylaws and rules promulgated by the SEC.  See “Stockholder Proposals for the 2010 Annual Meeting” for information concerning nominations by stockholders.

Communication with the Board.  Any stockholder who wishes to send a communication to our Board of Directors should mail such communication to our Secretary at our Philadelphia address stated herein.  Beneficial owners must include in their communication a good faith representation that they are beneficial owners of our common stock.  Our Secretary will promptly forward all such stockholder communications to the Chairman of the Board of Directors.

           Attendance at Annual Meetings. We do not have a formal policy regarding board member attendance at our annual meeting of stockholders. All of our board members attended last year’s annual meeting of stockholders and we anticipate that all of them will attend the Meeting.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees. We will provide a copy of our code of conduct to any person without charge, upon request. Any such request should be directed to our Secretary at our Philadelphia address stated herein. Our code of ethics is also available on our website: www.resourceamerica.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Campbell, Kind, Kozlov and White during fiscal 2008.  None of such persons was an officer or employee of ours or any of our subsidiaries during fiscal 2008 or was formerly an officer of ours.  None of our executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee has been a director or executive officer during fiscal year 2008.

Report of the Audit Committee

The Audit Committee has approved the following report:

In connection with its function of overseeing and monitoring our financial reporting process, the Audit Committee has done the following:

●	reviewed and discussed our consolidated financial statements for the fiscal year ended September 30, 2008 with our management;

●
discussed with our independent auditors those matters which are required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●
received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in our 2008 Form 10-K.

Andrew M. Lubin, Chairman
Michael J. Bradley
Carlos C. Campbell

Principal Accounting Fees and Services

Appointment of Independent Auditors.  Upon the recommendation of the Audit Committee, approved by the Board of Directors, Grant Thornton LLP served as our independent auditors during fiscal year 2008 and will serve as our independent auditors during fiscal year 2009.

Attendance at the Meeting.  We anticipate that a representative of Grant Thornton LLP will be present at the Meeting.  If they desire to do so, Grant Thornton LLP will have the opportunity to make a statement at the Meeting.  We also expect that the representative of Grant Thornton LLP will be available to respond to appropriate questions.

Audit Fees.  The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended September 30, 2008 and 2007 (including a review of internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q during such fiscal years were $1,427,000 and $988,000, respectively.

Audit-Related Fees.  The aggregate fees billed by Grant Thornton LLP for audit-related services, including separate audits as required by certain of our subsidiaries and consulting on accounting issues in connection with potential capital transactions, were $347,000 and $104,000 for the fiscal years ended September 30, 2008 and 2007, respectively.

Tax Fees.  The aggregate fees billed by Grant Thornton LLP for professional services related to tax compliance, tax advice and tax planning were $11,000 and $43,000 in the fiscal years ended September 30, 2008 and 2007, respectively.

All Other Fees.  Grant Thornton LLP billed $154,000 and $102,000 for assisting in an audit of our ESOP and an audit of our 401(k) Plan for the fiscal years ending September 30, 2008 and 2007, respectively. Grant Thornton LLP did not bill for products and services provided to us, other than services described above under “Audit Fees,” “Audited-Related Fees” and “Tax Fees,” for the fiscal year ended September 30, 2008.

Audit Committee Pre-Approval Policies and Procedures.  The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services.  Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee.  All of such services and fees were pre-approved during fiscal 2008.

2008 NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate only non-employee directors for their services as directors. Our 2008 compensation package for non-employee directors was comprised of cash (annual retainer) and deferred stock awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders. Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants.

Cash.  We pay our non-employee directors, other than our chairman, an annual cash retainer of $52,500.

Deferred Stock Units.  We award deferred stock units valued at $22,500 on the date of grant to each of our non-employee directors, other than our chairman, on the anniversary of the date each of them became a director.  The deferred stock units are granted under our 2002 Non-Employee Director Deferred Stock and Deferred Compensation Plan and represent the right to receive one share of our common stock for each unit awarded.  Units vest on the later of: (i) the fifth anniversary of the date the recipient became a non-employee director and (ii) the first anniversary of the grant of those units, except that units will vest sooner upon a change in control or death or disability of a director, provided the director completed at least six months of service.  Upon termination of service by a director, vested units will become issued common stock, but all unvested units will be forfeited.

The awards disclosed under the heading “Stock awards” in the table below consist of awards of our deferred stock units, disregarding any possible forfeitures as a result of failure to satisfy service conditions, that were unvested for all or any portion of fiscal 2008, regardless of when granted.  The dollar amounts for the awards represent the compensation expense we recognized in 2008 under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which we refer to as SFAS No. 123(R). Refer to Note 17 to the consolidated financial statements included in our 2008 Form 10-K for a discussion of the relevant assumptions used in calculating the compensation expense pursuant to SFAS No. 123(R). The recognized compensation expense of the stock-based awards for financial reporting purposes will likely vary from the actual amount the director ultimately receives based on a number of factors.

Compensation to our Chairman.  We compensate our chairman, Edward E. Cohen, differently than our other non-employee directors in recognition of his historical role as the founder of our company and of the additional duties he undertakes, including meeting with investors and potential investors and providing strategic advice and direction. We award annual compensation to Mr. E. Cohen after the end of our fiscal year at the same time we make compensation awards to our executive officers.  As described below under “Compensation Discussion and Analysis − Our Compensation Methodology,” we pay bonuses, and issue equity awards, early in the next calendar year, which is during our next fiscal year. For fiscal 2008, we paid Mr. E. Cohen $450,000 in cash for his services as chairman.  In addition, upon Mr. E. Cohen’s retirement as our Chief Executive Officer in 2004, we began paying him monthly retirement benefits under a Supplemental Employment Retirement Plan, which we refer to as the SERP, we established as part of his former employment agreement with us.  During fiscal 2008, these payments aggregated $837,500.  For further information concerning the SERP, see “Certain Relationships and Related Party Transactions” and Note 17 to the consolidated financial statements included in our 2008 Form 10-K.

2008 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)		All other compensation ($)	Total ($)
Edward E. Cohen	450,000	62,500	(1)	837,500 (2)	1,350,000

Michael J. Bradley	52,500	17,844	(3)	−	70,344

Carlos C. Campbell	52,500	22,500	(4)	−	75,000

Kenneth A. Kind	52,500	20,656	(5)	−	73,156

Hersh Kozlov	52,500	7,219	(6)	−	59,719

Andrew M. Lubin	52,500	22,500	(7)	−	75,000

John S. White	52,500	22,500	(8)	−	75,000

(1)	As of our fiscal year end, Mr. E. Cohen had 1,034,001 vested stock options outstanding, 954,001 of which were granted to him when he was our Chief Executive Officer.

(2)	Represents SERP payments earned during fiscal 2008.

(3)	The grant date fair value for awards made to Mr. Bradley during fiscal 2008 was $22,500. As of our fiscal year end, Mr. Bradley had 4,693 unvested deferred stock units.

(4)	The grant date fair value for awards made to Mr. Campbell during fiscal 2008 was $22,500. As of our fiscal year end, Mr. Campbell had 2,559 unvested deferred stock units.

(5)	The grant date fair value for awards made to Mr. Kind during fiscal 2008 was $22,500. As of our fiscal year end, Mr. Kind had 4,069 unvested deferred stock units.

(6)	The grant date fair value for awards made to Mr. Kozlov during fiscal 2008 was $22,500. As of our fiscal year end, Mr. Kozlov had 2,122 unvested deferred stock units.

(7)	The grant date fair value for awards made to Mr. Lubin during fiscal 2008 was $22,500. As of our fiscal year end, Mr. Lubin had 2,559 unvested deferred stock units.

(8)	The grant date fair value for awards made to Mr. White during fiscal 2008 was $22,500. As of our fiscal year end, Mr. White had 2,559 unvested deferred stock units.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our CEO, CFO and the three other most highly-compensated executive officers. In this proxy statement, we refer to our CEO, CFO and the other three most highly-compensated executive officers as our named executive officers or NEOs. This section should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation.”

Our Compensation Philosophy and Principles

We operate in competitive and challenging industries. We believe that our executive compensation program for the CEO, CFO and other NEOs should be designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives and motivate them to contribute to our short- and long-term success. Our executive compensation program is driven by the following principles:

●	Overall Objectives. Compensation should attract, retain and motivate executives who possess high-caliber skills and talents, to achieve business success and to drive stockholder value.

●
Pay for Performance.  As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures.

●	Stockholder Alignment. Equity-based incentives are an effective method of facilitating an ownership culture and further aligning the interests of executives with those of our stockholders.

Our Compensation Methodology

Our Compensation Committee is responsible for setting and administering compensation programs for our executives.  Our Compensation Committee has not retained an independent consultant to advise it on compensation matters because it believes it is better able to design our compensation program, given its members’ long experience with our company and understanding of our senior management’s individual efforts.  In addition, the committee believes that the fact that we have a diverse business means that it is difficult to designate peers with which to compare the performance of our company and management.  Our CEO makes recommendations to the committee regarding the compensation package for each of our executives, other than himself.  The committee determines the compensation of our CEO.

Our Compensation Committee determines compensation amounts after the end of our fiscal year.  In the case of base salaries, it determines the amounts to be paid in the following calendar year.  Thus, we commence payment of the base salaries set by the committee at the end of our then concluded fiscal year on January 1 of the following year.  In the case of annual bonus and long-term incentive compensation, the committee determines the amount of awards based on the then concluded fiscal year.  In general, the committee determines a bonus amount in dollars for each executive and then allocates the bonus between cash and equity awards.  We historically paid cash awards and issued equity awards in January of the following year. We anticipate that awards for fiscal 2008 will be paid quarterly during 2009.  Our Compensation Committee has the discretion to issue equity awards at other times during the fiscal year.

In addition, our chairman, NEOs and other employees who perform services for Resource Capital Manager, our subsidiary that manages Resource Capital Corp., which we refer to as RCC, may receive stock-based awards from RCC.  These awards are approved by RCC’s compensation committee. Our Compensation Committee considers any such awards from RCC as part of the overall compensation package to our NEOs in assessing the compensation to be awarded by our company.

Elements of our Compensation Program

Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of base salary plus cash bonus. Long-term incentives currently consist of a variety of equity awards.

Base Salary

Base salary is based on an assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average company performance.

Bonus

Our Compensation Committee awards discretionary bonuses and performance-based bonuses, which are generally based on our overall performance during the preceding year and the individual’s contribution to that performance.

Discretionary — Discretionary bonuses are intended to reward individual and group performance.

Performance-Based — Our Annual Incentive Plan for Senior Executives, which we refer to as our Annual Incentive Plan, is designed to permit us to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code, which we refer to as the Code, for compensation paid to our NEOs.  The plan provides awards for the achievement of predetermined, objective performance measures over a specified 12 month performance period, generally our fiscal year.  Awards under the plan are paid in cash or stock or a combination of cash and stock.  The NEO may elect to defer payment or issuance of the award. The plan limits the amount of annual compensation to be paid to any individual under the plan to $6,000,000 per year.  Notwithstanding the existence of our Annual Incentive Plan, the Compensation Committee believes that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation, even if the compensation amounts result in non-deductible compensation expense.  Therefore, the committee reserves the right to approve compensation that is not fully deductible.

During fiscal 2008, only our CEO was eligible to receive compensation under the Annual Incentive Plan.  In December 2007, the Compensation Committee approved the following performance measures for Mr. J. Cohen’s 2008 bonus, which were unchanged from fiscal 2007:

●
Before tax return on equity.  17½% based on return on investment from continuing operations before taxes, and extraordinary items, which we refer to as ROE, calculated as our income from continuing operations before taxes and before extraordinary items for the fiscal year, divided by the average stockholders’ equity for the fiscal year.  Average stockholders’ equity is the previous fiscal year’s balance plus the current year’s balance divided by 2.

ROE	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 19½%	100% of base salary x 17½%	Can reduce to 0% from 100% of base salary x 17½%
at least 19½% but less than 23%	250% of base salary x 17½%	Can reduce from 101% to 250% of base salary x 17½%
at least 23% but less than 26%	399% of base salary x 17½%	Can reduce from 251% to 399% of base salary x 17½%
26% or more	600% of base salary x 17½%	Can reduce from 400% to 600% of base salary x 17½%

●
After tax return on equity.  17½% ROE after tax from continuing operations before any extraordinary items, which we refer to as After Tax ROE, calculated as our net income plus the after tax effect of extraordinary items for the fiscal year, divided by the average stockholders’ equity.

After Tax ROE	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 17½%	Can reduce from 0% to 100% of base salary x 17½%
at least 15% but less than 18%	250% of base salary x 17½%	Can reduce from 101% to 250% of base salary x 17½%
at least 18% but less than 20%	399% of base salary x 17½%	Can reduce from 251% to 399% of base salary x 17½%
20% or more	600% of base salary x 17½%	Can reduce from 400% to 600% of base salary x 17½%

●
Increase in EBITDA.  35% based on increase in earnings before interest, taxes, depreciation, amortization and other non cash items, which we refer to as EBITDA, calculated as (i) the amount by which EBITDA for the current fiscal year exceeds EBITDA for the prior fiscal year, divided by (ii) EBITDA for the prior fiscal year.

Increase in EBITDA	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 35%	Can reduce from 0% to 100% of base salary x 35%
at least 15% but less than 22½%	250% of base salary x 35%	Can reduce from 101% to 250% of base salary x 35%
at least 22½% but less than 30%	399% of base salary x 35%	Can reduce from 251% to 399% of base salary x 35%
30% or more	600% of base salary x 35%	Can reduce from 400% to 600% of base salary x 35%

●
Stock price appreciation.  15% based on common stock price appreciation, calculated based on (i) the increase in the closing price of our common stock from the last day of the prior fiscal year to the last day of the current fiscal year, divided by (ii) the common stock price on the last day of the prior fiscal year.  The per share common stock price is adjusted to take into account any stock splits and other mandatory anti-dilution adjustments made to outstanding equity awards under the our long-term incentive plan.

Stock price appreciation	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 10%	100% of base salary x 15%	Can reduce from 0% to 100% of base salary x 15%
at least 10% but less than 20%	250% of base salary x 15%	Can reduce from 101% to 250% of base salary x 15%
at least 20% but less than 40%	399% of base salary x 15%	Can reduce from 251% to 399% of base salary x 15%
40% or more	600% of base salary x 15%	Can reduce from 400% to 600% of base salary x 15%

●
Increase in assets under management.  15% based on increase in assets under management, calculated as (i) the increase in assets under management as reported in our Annual Report on Form 10-K from that of the prior fiscal year to that for the current fiscal year, divided by (ii) the assets under management as of the prior fiscal year.

Increase in assets under management	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 15%	Can reduce from 0% to 100% of base salary x 15%
at least 15% but less than 22½%	250% of base salary x 15%	Can reduce from 101% to 250% of base salary x 15%
at least 22½% but less than 30%	399% of base salary x 15%	Can reduce from 251% to 399% of base salary x 15%
30% or more	600% of base salary x 15%	Can reduce from 400% to 600% of base salary x 15%

The Compensation Committee calculated an initial award amount for Mr. J. Cohen based on these matrices.  It had discretion to reduce, but not increase, the initial award amount as permitted under Section 162(m), based on the applicable reduction range set forth above.  In addition, the Compensation Committee had discretion to reduce, but not increase, the award amount based on its assessment of qualitative factors, such as the following:

●	achievement/advancement of company strategy

●	compliance with legal requirements and ethical standards

●	community relations

●	customer/shareholder satisfaction

●	leadership development and team building

●	ethics

●	risk assessment

●	management and oversight skills

●	succession planning

Long-Term Incentives

General.  Long-term incentive awards are intended to align executives over a multi-year period with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value.  The level of long-term incentive compensation is determined in conjunction with total compensation provided to our NEOs based on the goals of our compensation program.  Long-term incentive awards include restricted stock, stock options and other stock-based awards under our Omnibus Equity Compensation Plan.

Restricted Stock.  Restricted stock units reward stockholder value creation slightly differently than stock options:  restricted stock units are impacted by all stock price changes, both increases and decreases.  Restricted stock units generally vest 25% per year.  Historically, our Compensation Committee granted stock-based awards in the form of stock options.  However, since the adoption of our Omnibus Equity Compensation Plan in 2005 and the promulgation of accounting rules requiring recognition of expense for stock options, our committee has generally granted restricted stock to our NEOs rather than stock options.

Performance-Based Stock Units.  Performance-based stock units are awards of restricted stock under our Omnibus Equity Compensation Plan that vest based on the achievement of predetermined, objective performance goals over a multi-year performance period.  The award opportunities, presented in number of shares unearned, are included in the Outstanding Equity Awards at Fiscal Year-End table of this proxy statement.  We do not pay dividends on unvested performance-based stock awards. In December 2006, the Compensation Committee granted stock units that will vest on achievement of performance goals over the performance period beginning January 1, 2007 and ending September 30, 2009 as follows:  Mr. J. Cohen—250,000; Mr. Kessler—25,000; Mr. Feldman—75,000 and Mr. Elliott—40,000.  At the same time, the committee approved the following performance measures for the performance-based stock awards:

●
Diluted earnings per share:  We must earn at least $1.50 of diluted earnings per common share, which we refer to as EPS, in the fiscal year ending September 30, 2008 or the fiscal year ending September 30, 2009.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the sum of the weighted average number of shares of common stock outstanding after giving effect to the potential dilution from the exercise of securities, such as stock options, into shares of common stock as if those securities were exercised as well as the dilutive effect of other award plans, including restricted stock and director units.  We did not achieve the EPS threshold in fiscal 2008.

●	Return on equity: We must average at least 17½% return on equity before taxes over four consecutive quarters during the period beginning January 1, 2007 and ending September 30, 2009.

●
Revenues:  Our aggregate revenues over any four consecutive quarters during the period beginning January 1, 2007 and ending September 30, 2009, must represent at least a 60% increase over the revenues reported for the fiscal year ended September 30, 2006.

●	Assets under management: We must have assets under management, which we refer to as AUM, on September 30, 2009 of at least $18.0 billion.

           In order for any restricted stock units to vest, we must meet both of the EPS and AUM performance goals. If we meet these performance goals, as determined by the Compensation Committee after September 30, 2009, then a portion of each participant’s restricted stock units will vest based on the following vesting schedule, if the participant continues in our employment through September 30, 2009:

Achievement of performance goals	Vesting
EPS and AUM goals	50%
ROE goal	25%
Revenue goal	25%
Maximum vesting	100%

           These awards were deemed granted pursuant to SFAS 123(R) on May 21, 2007 when our stockholders approved our Omnibus Equity Compensation Plan, even though their eventual vesting is not assured.  They are disclosed in the Outstanding Equity Awards at Fiscal Year-End table under the heading “Equity incentive plan awards.”

Stock Options.  Since the adoption of our Omnibus Equity Incentive Plan in 2005 and our spin-off that year of Atlas America, we have not regularly issued stock options to our NEOs.  The Compensation Committee has delegated to our CEO the authority to issue up to 5,000 options per person to our employees and employees of our subsidiaries.  Stock options are issued periodically to such employees at an exercise price of no less than the market price of our common stock on the date of grant, have a life up to 10 years and typically vest 25% on each anniversary of the option grant.

RCC Restricted Stock.  Our subsidiary, Resource Capital Manager, manages RCC.  As described above, RCC’s compensation committee approves awards of RCC restricted stock to our chairman and employees who perform services for Resource Capital Manager.  These awards generally vest 33-1/3% per year, and include a right to receive dividends on unvested shares.

Post-Termination Compensation

Some of our NEOs have contractual arrangements which specify payments in the event their employment is terminated.  The type and amount of payments vary by executive and the nature of the termination.  For more information, please see “Employment Agreements and Potential Post-Employment Payments.”

Retirement and Other Benefits

Our NEOs participate in the full range of benefits and are covered by the same plans and on the same terms as provided to our other employees.  In addition, Messrs. J. Cohen, Kessler, Brotman and Elliott are entitled to termination payments pursuant to their employment agreements, as described below under “Employment Agreements and Potential Post-Employment Payments.”

Employee Stock Ownership Plan

In 1989, we established the Resource America, Inc. Employee Stock Ownership Plan, which we refer to as our ESOP, for the benefit of all qualified employees. All employees, including NEOs, are allocated shares from an available pool in proportion to their relative compensation. Shares granted under the plan vest 20% on the third anniversary of grant and 20% per year after that.  While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including NEOs, based on our long-term success as measured by stockholder return.

Savings Plan

Our 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching contributions in the form of cash or our common stock. During fiscal year 2008, we matched employee contributions at the option of the employee 50% in cash or 50% by issuance of our common stock.  While participation in this plan is at the discretion of the qualified employee, the intent again was to reward all employees, including NEOs, based on our long-term success as measured by stockholder return.

How We Determined 2008 Compensation Amounts

Base Salary

As described above, our Compensation Committee sets the base salaries of our NEOs after the end of our fiscal year for the next calendar year.  As a specialized asset manager, we are affected by conditions in the financial markets and, in particular, have been affected by the recent volatility and reduction in liquidity in the global credit markets.  Based on our overall financial performance in fiscal 2008, our
Compensation Committee decided to maintain base salaries in 2009 at the same levels as 2008. Therefore, the committee established the following base salaries to be effective January 1, 2009: Mr. J. Cohen--$750,000; Mr. Kessler--$325,000; Mr. Feldman--$350,000, Mr. Brotman--$350,000 and Mr. Elliott--$225,000.

Bonus and Incentive Awards

In light of the general adverse economic conditions in the market, and the effects of the market on our performance, the Compensation Committee decided to significantly reduce bonus awards to our NEOs.  However, the Committee recognized our NEOs’ prudent management efforts in a challenging environment, and believed that bonus awards were appropriate both to recognize those efforts and to retain their services.

           Our CEO.  During fiscal 2008, only Mr. J. Cohen was eligible to receive an award pursuant to the Annual Incentive Plan.  The maximum bonus award for Mr. J. Cohen was $4,500,000, or 600% of base salary.  Based on the performance measures described above under “−Elements of our Compensation Program − Bonus − Performance-Based,” the Compensation Committee determined that Mr. J. Cohen was eligible for an award of between $0 and $750,000 under our Annual Incentive Plan.  Mr. J. Cohen requested that he not receive a bonus for fiscal 2008, and the Compensation Committee accepted his request.

Our Other NEOs.  Our Compensation Committee awarded discretionary bonuses to our other named executive officers based on our CEO’s recommendations.

●
For fiscal 2007, Mr. Kessler was awarded $300,000 ($100,000 of which was in the form of our restricted stock and $50,000 of which was RCC restricted stock).  For fiscal 2008, Mr. Kessler was awarded $150,000 ($50,000 of which was in the form of RCC restricted stock).

●	For fiscal 2007, Mr. Brotman was awarded $500,000 ($250,000 of which was in the form of our restricted stock). For fiscal 2008, Mr. Brotman was awarded $100,000 in cash.

●
For fiscal 2007, Mr. Feldman was awarded $500,000 ($200,000 of which was in the form of our restricted stock and $25,000 of which was RCC restricted stock).  For fiscal 2008, Mr. Feldman was awarded $200,000 ($50,000 of which was in the form of RCC restricted stock).

●	For fiscal 2007, Mr. Elliott was awarded $575,000 ($200,000 of which was in the form of our restricted stock). For fiscal 2008, Mr. Elliott was awarded $250,000 in cash.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman
Kenneth A. Kind
Hersh Kozlov
John S. White

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table describes the “total compensation” earned during 2008 by our NEOs. The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.  Base salary earned during 2008.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Base Salary.”

Bonus.  Discretionary cash bonuses awarded to our NEOs other than Mr. J. Cohen.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Bonus − Discretionary.”

Stock Awards.  The awards disclosed under the heading “Stock awards” consist of awards of restricted stock to our named executive officers, disregarding any possible forfeitures as a result of failure to satisfy service conditions, that were unvested for all or any portion of fiscal 2008, regardless of when granted. The dollar amounts for the awards represent the compensation expense recognized in 2008 under SFAS No. 123(R) for each NEO and as reported in our consolidated financial statements included in our 2008 Form 10-K. Grants of long-term incentive awards made during the 2008 fiscal year are presented in the Grants of Plan-Based Awards table, although these awards were earned in the 2007 fiscal year, as discussed under “Compensation Discussion and Analysis—Our Compensation Methodology.”  The recognized compensation expense of the stock awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the NEO based on a number of factors.

Option Awards.  The awards disclosed under the heading “Option awards” consist of option grants awarded in prior fiscal years and fiscal 2008 to the extent such awards remained unvested in whole or in part during fiscal 2008, disregarding any possible forfeitures as a result of failure to satisfy service conditions.  The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in 2008 under SFAS No. 123(R) for each NEO and as reported in our consolidated financial statements included in our 2008 Form 10-K. Refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program − Long-Term Incentives — Stock Options” for additional information.  The recognized compensation expense of the option awards for financial reporting purposes will likely vary from the actual amount, if any, ultimately realized by the NEO based on a number of factors.

Non-Equity Incentive Plan Compensation.  The amount disclosed under “Non-equity incentive plan compensation” consists of the Annual Incentive Plan award earned in 2007 by our CEO.  The award was based on our performance during 2007 and was paid in early calendar 2008.  No award was made for fiscal 2008.  For information on these awards refer to “− Compensation Discussion and Analysis − Elements of Our Compensation Program − Bonus − Performance-Based.”

RCC Restricted Stock Awards.  The amount disclosed under “All other compensation” includes awards of RCC restricted stock earned during fiscal 2008, valued at the closing price of RCC stock on the date of grant in January 2009.  RCC is not our subsidiary and not consolidated in our financial statements and, accordingly, we do not recognize compensation expense or other cost in connection with these awards.  These awards will vest in full after one year.  Grants of RCC restricted stock awards made during the 2008 fiscal year are presented in the Grants of Plan-Based Awards table, although these awards were earned in the 2007 fiscal year.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Long-Term Incentives − RCC Restricted Stock” for additional information.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($) (1)	Total ($)

Jonathan Z. Cohen President and Chief Executive Officer	2008 2007	750,000 715,385	− −	266,141 143,746	− −	− 250,000	5,587 33,732	1,021,728 1,142,863

Steven J. Kessler Executive Vice President and Chief Financial Officer	2008 2007	325,000 325,000	100,000 150,000	34,105 21,870	− −	− −	75,304 74,800	534,409 571,670

Jeffrey F. Brotman Executive Vice President(2)	2008	350,000	100,000	36,453	72,113	−	15,840	574,406

Alan F. Feldman Senior Vice President	2008 2007	350,000 350,000	150,000 275,000	34,716 29,213	− −	− −	69,750 44,750	604,466 698,963

Thomas C. Elliott Senior Vice President − Finance and Operations	2008 2007	225,000 219,231	250,000 375,000	43,222 18,747	124,003 124,003	− −	18,096 7,750	660,321 744,731

(1)	All other compensation represents the following:

●	Awards of RCC restricted stock earned during fiscal 2008 and granted in January 2009 as follows: Mr. Kessler - $50,000 and Mr. Feldman - $50,000.

●
401(k) employer match contributions as follows:  fiscal 2008:  Mr. J. Cohen - $5,587; Mr. Kessler - $7,500; Mr. Feldman - $7,750 and Mr. Elliott - $7,750; fiscal 2007:  Mr. J. Cohen - $7,173; Mr. Kessler - $10,250; Mr. Feldman - $7,750 and Mr. Elliott- $7,750.

●	Employee perquisites comprised of automobile allowance or personal use of a company-provided automobile, parking costs reimbursement, and reimbursement of out-of-pocket medical costs.

(2)	Mr. Brotman served for a partial year in fiscal 2007 and did not qualify as an NEO during that period. Therefore, amounts are reported for full fiscal 2008 only.

Grants of Plan-Based Awards Table

During fiscal 2008, we granted the following plan-based awards to our NEOs:

●	restricted stock awards and

●	option awards.

In addition, some of our NEOs received awards of RCC restricted stock.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Long-Term Incentives − RCC Restricted Stock” for additional information.

The following table sets forth information with respect to each of these awards on a grant-by-grant basis.

2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant date	All other stock awards: number of shares of stock (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Jonathan Z. Cohen
Our restricted stock (1)	01/11/08	39,651			499,999

Steven J. Kessler
Our restricted stock (1)	01/11/08	7,930			99,997
RCC restricted stock(3)	01/14/08	5,393			49,993

Jeffrey F. Brotman
Our restricted stock (1)	01/11/08	19,825			249,993

Alan F. Feldman
Our restricted stock (1)	01/11/08	15,860			199,995
Our options (2)	05/21/08		5,000	8.14	15,450
RCC restricted stock(3)	01/14/08	2,696			24,992

Thomas C. Elliott
Our restricted stock (1)	01/11/08	15,860			199,995
Our options (2)	05/21/08		5,000	8.14	15,450

(1)	Represents grants of restricted stock under our Omnibus Equity Compensation Plan, valued in accordance with SFAS No. 123(R) at the closing price of our common stock on the grant date of $12.61.

(2)
Represents grants of option under our Omnibus Equity Compensation Plan, valued in accordance with SFAS No. 123(R) using the Black-Scholes option pricing model as described in note 17 to the financial statements in our 2008 Form 10-K.

(3)	Represents grants of RCC restricted stock under the its 2005 Stock Incentive Plan, valued at the closing price of RCC’s common stock on the grant date of $9.27.

Outstanding Equity Awards at Fiscal Year-End Table

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2008.

Options (disclosed under the “Option awards” columns).

Restricted stock awards (disclosed under the “Stock awards” columns), valued at the closing price of our common stock on September 30, 2008.

RCC restricted stock awards (disclosed under the “Stock awards” columns), valued at the closing price of RCC’s common stock on September 30, 2008.

Multi-year performance-based stock awards (disclosed under the “Stock awards” columns).  The ultimate value of the awards will depend on the number of shares earned, if any, and the price of our common stock at the time awards are issued.  These awards will be forfeited if the participant is not employed by us on September 30, 2009.

The following table sets forth information with respect to each of these awards on an award-by-award basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares that have not vested (#)		Equity incentive plan awards: market value of unearned shares that have not vested ($)
Jonathan Z. Cohen
Our awards	346,908	−		6.70	05/20/2009	12,025	(1)	114,238	250,000	(2)	2,375,000
	104,072	−		4.78	01/29/2011	5,790	(3)	55,005
	286,908	−		3.33	09/24/2012	39,651	(4)	376,685
	275,000	−		16.66	07/01/2015
RCC awards	66,666	33,334	(5)	15.00	03/08/2015	11,111	(6)	67,333
						43,580	(7)	264,095

Steven J. Kessler
Our awards	14,455	−		6.70	05/20/2009	1,203	(1)	11,429	25,000	(2)	237,500
	35,343	−		4.78	01/29/2011	1,448	(3)	13,756
	27,697	−		3.33	09/24/2012	7,930	(4)	75,335
	35,000	−		16.66	07/01/2015
RCC awards	6,666	3,334	(5)	15.00	03/08/2015	5,393	(8)	32,682

Jeffrey F. Brotman
Our awards	7,500	22,500	(9)	24.28	06/18/2017	19,825	(4)	188,338

Alan F. Feldman
Our awards	363,505	−		4.04	08/14/2012	541	(1)	5,140	75,000	(2)	712,500
	−	5,000	(10)	8.14	05/21/2018	2,896	(3)	27,512
						15,860	(4)	150,670
RCC awards	3,332	1,668	(5)	15.00	03/08/2015	556	(6)	3,369
						5,884	(7)	35,657
						2,696	(8)	16,338

Thomas C. Elliott
Our awards	2,312	−		3.97	10/15/2011	2,406	(1)	22,857	40,000	(2)	380,000
	3,469	−		3.97	10/15/2011	15,860	(4)	150,670
	11,564	−		3.33	09/24/2012
	5,298	−		15.96	04/07/2015
	64,083	−		15.96	04/07/2015
	−	5,000	(10)	8.14	05/21/2018
RCC awards	6,666	3,334	(5)	15.00	03/08/2015	2,906	(7)	17,610

(1)	These shares of restricted stock were granted on January 3, 2007 and vest 25% on the first anniversary of the grant and 6.25% quarterly thereafter so that the shares vest in full over four years.

(2)
Represents performance-based stock awards of restricted stock granted on May 21, 2007 under our Omnibus Equity Compensation Plan that vest based on the achievement of predetermined, objective performance goals over a multi-year performance period.  Refer to “Compensation Discussion and Analysis − Elements of Our Compensation Program − Long-Term Incentives − Performance-Based Stock Units” for additional information.

(3)	These shares of restricted stock were granted on January 3, 2006 and vest 25% per year on each anniversary of the grant date.

(4)	These shares of restricted stock were granted on January 11, 2008 and vest 25% per year on each anniversary of the grant date.

(5)	These stock options were granted on May 17, 2006 and vest 33.33% per year on each anniversary of the grant date.

(6)	These shares of restricted stock were granted on January 3, 2006 and vest 33.33% per year on each anniversary of the grant date.

(7)	These shares of restricted stock were granted on January 5, 2007 and vest 33.33% on the first anniversary of the grant and 8.33% quarterly thereafter so that the shares vest in full over three years.

(8)	These shares of restricted stock were granted on January 14, 2008 and vest 33.33% per year on each anniversary of the grant date.

(9)	These stock options were granted on June 18, 2007 and vest 25% per year on each anniversary of the grant date.

(10)	These stock options were granted on May 21, 2008 and vest 25% per year on each anniversary of the grant date.

Option Exercises and Stock Vested Table

With respect to our NEOs, this table shows each officer’s restricted stock awards that vested during 2008.  No stock options were exercised by such officers during 2008.

Restricted Stock (disclosed under the “Stock awards” columns).   The dollar value reflects the final pre-tax value received by such officers upon the vesting of restricted stock (our or RCC’s stock price on the vesting date), not the grant-date fair value or, in the case of our restricted stock, recognized compensation expense disclosed elsewhere in this proxy statement.

2008 OPTION EXERCISES AND STOCK VESTED

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jonathan Z. Cohen
Our restricted stock	10,109	138,790
RCC restricted stock	88,023	682,680

Steven J. Kessler
Our restricted stock	1,443	19,812
RCC restricted stock	2,500	15,475

Jeffrey F. Brotman
Our restricted stock	–	–
RCC restricted stock	−	−

Alan F. Feldman
Our restricted stock	1,771	24,316
RCC restricted stock	8,105	65,911

Thomas C. Elliott
Our restricted stock	1,442	19,792
RCC restricted stock	9,572	66,191

EMPLOYMENT AGREEMENTS AND POTENTIAL POST-EMPLOYMENT PAYMENTS

Jonathan Z. Cohen

Jonathan Z. Cohen currently serves as our Chief Executive Officer and President under an employment agreement dated October 5, 1999.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement requires Mr. J. Cohen to devote as much of his business time to us as necessary to the fulfillment of his duties, and permits him to have outside business interests.  The agreement provided for initial base compensation of $200,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. J. Cohen's performance.  Mr. J. Cohen is eligible to receive incentive bonuses and equity compensation grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current three year term.  We may terminate the agreement sooner upon 60 days’ prior notice or in the event of Mr. J. Cohen's death or if he is disabled for more than 240 days in any calendar year.  Mr. J. Cohen also has the right to terminate the agreement upon a change of control or potential change of control and for cause.  Mr. Cohen must provide us with 30 days’ notice of a termination by him for cause within 60 days of the event constituting the cause.  We then would have 30 days in which to cure and, if we do not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period.  Mr. J. Cohen can terminate the agreement without cause upon 180 days' notice.  Termination amounts payable for any reason upon, or within two years after, a change of control as defined by Section 409A of the Code, which we refer to as a Section 409A change of control, will be paid in a single lump sum and will not be paid until 6 months after the termination date, if such delay is required by Section 409A.

Change of control is defined as:

●
we consummate a merger, consolidation, share exchange, division or other reorganization or transaction with an unaffiliated entity, other than one in which our voting securities immediately prior to the transaction continue to represent at least 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

●
during any period of 24 consecutive months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

●
we consummate a plan of complete liquidation or winding up of our company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity.

A potential change of control is defined as:

●
the Board approves a plan of complete liquidation or winding up of our company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity;

●	the commencement of a proxy or other contest or effect to effectuate a change in control; or

●	the acting together of any person or persons who are, or seek in any direct or indirect manner to become, beneficial owners, as defined in the Exchange Act, of 25% or more of our voting securities.

           A Section 409A change of control event occurs when:

●	any person or group acquires more than 50% of the total fair market value or total voting power of our stock;

●	any person or group acquires during a 12-month period 30% or more of the total voting power of our stock;

●	a majority of our Board members is replaced over a 12-month period by directors who are not endorsed by the incumbent Board members; or

●	any person or group acquires during a 12-month period 40% or more of the total gross fair market value of our assets.

                For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, purchase of stock or similar transaction with the corporation.

           Cause is defined as:

●
without Mr. J. Cohen's written consent, a substantial change in the services or duties required of Mr. J. Cohen, or the imposition of any services or duties substantially inconsistent with, or in diminution of, Mr. J. Cohen's current position, services or duties, or status with us;

●	failure to continue Mr. J. Cohen's coverage under any benefit plan, except to the extent a change applies to our senior executives generally or is required by law; or

●	a material breach of the agreement by us.

The agreement provides the following termination benefits provided that, except in the case of his death, Mr. J. Cohen has executed a release of all claims against us:

●
upon termination due to death, Mr. J. Cohen’s estate will receive (a) an amount equal to his average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. J. Cohen during the then current calendar year, on an annualized basis, or the then preceding eight calendar years) for the then remaining 3-year term of his agreement, payable in regular payroll installments and (b) automatic vesting of all stock and option awards;

●
upon termination due to disability, Mr. J. Cohen will receive annually (a) an amount equal to the product of (i) his average compensation and (ii) 75% payable in regular payroll installments and (b) automatic vesting of all stock and option awards;

●
upon termination by Mr. J. Cohen for cause or upon a change of control or potential change of control or termination by us, Mr. J. Cohen will receive (a) an amount equal to his average compensation for the then remaining 3-year term of his agreement, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

●
upon termination that occurs for any reason upon, or within two years after, a Section 409A change of control, Mr. J. Cohen will receive (a) an amount equal to his average compensation for the then remaining 3-year term of his agreement, payable in a single lump sum with 30 days of termination or, if required by Section 409A, six months after the date of termination, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards; and

●	upon termination by Mr. J. Cohen without cause, Mr. J. Cohen will receive automatic vesting of all stock and option awards.

In the event that any payments or benefits to Mr. J. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, we must pay Mr. J. Cohen an additional sum such that the net amounts retained by Mr. J. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable.

If a termination event had occurred as of September 30, 2008, we estimate that the value of the benefits to Mr. J. Cohen would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of stock awards and option awards(1)
Death	$9,608,216(2)	−	$957,011
Disability	$2,402,054(3)	−	$957,011
Termination by Mr. Cohen for causeor upon change of control or potential change of control, or by us	$9,608,216 (2)	$58,967 (4)	$957,011
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$9,608,216 (2)	$58,967 (4)	$957,011
Termination by Mr. Cohen without cause	−	−	$957,011

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End” other than amounts shown under “Equity incentive plan awards.”  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2008.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2008.

(2)
Calculated as Mr. J. Cohen’s average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. J. Cohen during the then current calendar year, on an annualized basis, or the then preceding eight calendar years) multiplied by three.

(3)	Calculated as Mr. J. Cohen’s average compensation multiplied by 75%. Amount shown represents amount payable annually for the remainder of Mr. J. Cohen’s life.

(4)	Represents rates currently in effect for COBRA insurance benefits (medical, life and dental insurance) for 36 months less premium charge paid by our employees.

Steven J. Kessler

          The terms of our employment agreement with Steven J. Kessler, dated October 5, 1999, are the same as those of our employment agreement with Mr. J. Cohen, described above, except as follows: Mr. Kessler currently serves as Executive Vice President and Chief Financial Officer, Mr. Kessler’s initial base compensation was $300,000 per year and Mr. Kessler does not have the right to terminate the agreement upon a potential change of control.  The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.

If a termination event had occurred as of September 30, 2008, we estimate that the value of the benefits to Mr. Kessler would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of stock awards and option awards(1)
Death	$2,120,844 (2)	−	$136,387
Disability	$530,211 (3)	−	$136,387
Termination by Mr. Kessler for cause or upon change of control, or by us	$2,120,844 (2)	$38,962 (4)	$136,387
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$2,120,844 (2)	$38,962 (4	$136,387
Termination by Mr. Kessler without cause	−	−	$136,387

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End” other than amounts shown under “Equity incentive plan awards.”  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2008.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2008.

(2)
Calculated as Mr. Kessler’s average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. Kessler during the then current calendar year, on an annualized basis, or the then preceding eight calendar years) multiplied by three.

(3)	Calculated as Mr. Kessler’s average compensation multiplied by 75%. Amount shown represents amount payable annually for the remainder of Mr. Kessler’s life.

(4)	Represents rates currently in effect for COBRA insurance benefits (medical, life and dental insurance) for 36 months less premium charge paid by our employees.

Jeffrey F. Brotman

Jeffrey F. Brotman currently serves as our Executive Vice President under an employment agreement dated June 18, 2007. The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement requires Mr. Brotman to devote as much of his business time to us as necessary to the fulfillment of his duties, and it permits him to have outside business interests. The agreement provided for initial base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Brotman’s performance.  Mr. Brotman is eligible to receive incentive bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

            The agreement has a term of one year and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current one year term. We may terminate the agreement sooner in the event of Mr. Brotman’s death, if he is disabled for more than 180 days in the aggregate or more than 90 days in any 365-day period, for cause or without cause upon 30 days’ prior notice.  Mr. Brotman also has the right to terminate the agreement upon a Section 409A change in control or for good reason.  Termination amounts payable for any reason upon, or within two years after, a Section 409A change of control will not be paid until 6 months after the termination date, if such delay is required by Section 409A. Mr. Brotman can terminate the agreement without cause upon 180 days' notice.

Cause is defined as:

●	committing any act of fraud;
●	willful illegal conduct or gross misconduct which results in material and demonstrable damage to our business or reputation;

●	being charged with a felony;

●	continued failure to substantially perform his duties, other than as a result of physical or mental illness or injury, after written demand; or

●	failure to follow our reasonable written instructions which are consistent with Mr. Brotman’s duties.

The definition of change in control is the same as that in the employment agreements of Messrs. Cohen and Kessler, except that it is also a change in control if neither Mr. E. Cohen nor Mr. J. Cohen is on our Board or Mr. J. Cohen is no longer our chief executive officer.

Good reason is defined as:

●	material diminution in Mr. Brotman’s position, authority, duties or responsibilities;

●	any purported termination of Mr. Brotman’s employment by us for a reason or in an manner not expressly permitted under the agreement;

●	our failure to cause any successor to all or substantially all of our business and/or assets to expressly assume our obligations under the agreement;

●	we notify Mr. Brotman that we will not continue to extend the one-year term of his agreement; or

●	any substantial breach of the agreement by us.

The agreement provides the following termination benefits provided that, except in the case of his death, Mr. Brotman has executed a release of all claims against us:

●
upon termination due to death, Mr. J. Brotman’s estate will receive (a) one year’s base compensation, payable in regular payroll installments, and (b) the value of all incentive compensation, excluding stock option grants, received by Mr. Brotman in the year preceding his death;

●
upon termination due to disability, Mr. Brotman will receive (a) one year’s base compensation, payable in regular payroll installments, and (b) the value of all incentive compensation, excluding stock option grants, received by Mr. Brotman in the year preceding his disability;

●
upon termination by us other than for cause, death or disability, or by Mr. Brotman for good reason, Mr. Brotman will receive (a) his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned for the one-year term of his agreement, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, and less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

●
upon termination by Mr. Brotman within 6 months of a change of control or upon termination by us in anticipation of a change of control or within 6 months of a change of control, Mr. Brotman will receive (a) an amount equal to 30 months’ of his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned if he had remained employed for a period of 30 months, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

●
upon termination that occurs for any reason upon, or within two years after, a Section 409A change of control, Mr. Brotman will receive (a) an amount equal to 30 months’ of his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned for a period of 30 months, payable in a single lump sum with 30 days of termination or, if required by Section 409A, six months after the date of termination, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards.

If a termination event had occurred as of September 30, 2008, we estimate that the value of the benefits to Mr. Brotman would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of stock awards and option awards (1)
Death	$350,000	−	−
Disability	$849,993	−	−
Termination by Mr. Brotman for good reason, or by us other than for cause, death or disability	$350,000	$18,033 (2)	$188,338
Termination by Mr. Brotman upon change in control	$849,993	$18,033 (2)	$188,338
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$849,993	$18,033 (2)	$188,338

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End.”  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2008.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2008.

(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less premium charge paid by our employees.

Thomas C. Elliott

The terms of our employment agreement with Thomas C. Elliott, dated November 17, 2006, are the same as those of our employment agreement with Mr. Brotman, described above, except as follows: Mr. Elliott currently serves as Senior Vice President-Finance and Operations, Mr. Elliott’s initial base compensation was $200,000 per year, Mr. Elliott is required to devote substantially all of his time and attention to our business and Mr. Elliott does not have a right to terminate for good reason if we notify him that we will not continue to extend the one-year term of his agreement. The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation.

                 If a termination event had occurred as of September 30, 2008, we estimate that the value of the benefits to Mr. Elliott would have been as follows:

Reason for termination	Severance payment	Benefits	Accelerated vesting of stock awards and option awards (1)
Death	$699,974	−	−
Disability	$799,995	−	−
Termination by Mr. Elliott for good reason, or by us other than for cause, death or disability	$225,000	$18,033 (2)	$201,124
Termination by Mr. Elliott upon change in control	$799,995	$18,033 (2)	$201,124
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$799,995	$18,033 (2)	$201,124

(1)
Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End” other than amounts shown under “Equity incentive plan awards.”  The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on September 30, 2008.  The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on September 30, 2008.

(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less premium charge paid by our employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy for Evaluating Related Person Transactions.  Our policy is to have our Board of Directors or one of our committees consisting solely of independent directors review transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. In approving any related person transaction, the Board or committee must determine that the transaction is fair and reasonable to us.  All of the transactions described below were approved by our Board of Directors or one of our committees consisting solely of independent directors.

Related Person Transactions.  In the ordinary course of our business operations, we sponsor and manage investment entities and have ongoing relationships with several related entities.  The following table details the receivables and payables with these related parties as of September 30, 2008 (in thousands):

Receivables from managed entities and related parties:
Commercial finance investment partnerships	$22,844
Financial fund management entities	4,151
Real estate investment partnerships and tenant-in-common property interests, net	6,563
RCC	1,870
Other	246
Receivables from managed entities and related parties, net	$35,674
Payables due to managed entities and related parties:
Real estate investment partnerships and tenant-in-common property interests	$316
Other	270
Payables to managed entities and related parties	$586

We receive fees, dividends and reimbursed expenses from several related party or managed entities.  In addition, we reimburse another related entity for certain operating expenses.  The following table details amounts accrued with respect to those activities during our 2008 fiscal year (in thousands):

Financial fund management - fees from managed entities	$8,043
Real estate - fees from investment partnerships and tenant-in-common property interests	9,407
Commercial finance - fees from investment partnerships	35,193
RCC:
Management, incentive and servicing fees	7,480
Reimbursement of expenses from RCC	636
Dividends received	2,421
Atlas America - reimbursement of net costs and expenses	1,269
9 Henmar LLC - payment of broker and consulting fees	(417)
Ledgewood P.C. – payment of legal services	(1,255)

Relationship with RCC.  In March 2005, we entered into a management agreement pursuant to which we provide management services, including investment management and certain administrative services, to RCC.  The agreement has a term ending March 31, 2009, and thereafter automatically renews for one-year terms unless at least two-thirds of RCC’s independent directors or a majority of its outstanding common shares determine not to renew it. We receive a base management fee, incentive compensation and a reimbursement for out-of-pocket expenses, and origination fees through our LEAF subsidiary.  The agreement was amended June 30, 2008 to revise the incentive compensation amounts. The base management fee is equal to 1/12th of the amount of RCC’s equity, as defined by the agreement, multiplied by 1.50%.  Incentive compensation is calculated as (i)  25% of the dollar amount by which (A) RCC’s adjusted operating earnings (as defined in the agreement), before incentive compensation but after the base management fee, for any quarter per common share (based on the weighted average number of common shares outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of RCC’s common shares in its initial public offering and the prices per share of its common shares in any subsequent offerings multiplied by (2) the greater of (a) 2.00% and (b) 0.50% plus one-fourth of the ten year treasury rate (as defined in the agreement) for such quarter, multiplied by (ii) the weighted average number of common shares outstanding during such quarter.  The calculation of incentive compensation will be adjusted to exclude events pursuant to changes in GAAP or the application of GAAP, as well as non-recurring or unusual transactions or events, after discussion between us, RCC and its directors and the approval of the majority of RCC’s directors in the case of non-recurring or unusual transactions or events.

LEAF originates and manages commercial finance assets on behalf of RCC.  The leases and loans are sold to RCC at fair value plus an origination fee not to exceed 1%.  LEAF sold $59.1 million of leases and loans to RCC during fiscal 2008.  In addition, from time to time, LEAF repurchases leases and loans from RCC as an accommodation under certain circumstances, which include the consolidation of multiple customer accounts, originations of new leases when equipment is upgraded and to facilitate the timely resolution of problem accounts when collection is considered likely. LEAF purchased $9.0 million of leases and loans during fiscal 2008 from RCC at a price equal to their fair value.

Relationship with RFIG Partners, LLC.  We serve as the general partner of five partnerships that invest in regional domestic banks.  The general partner may receive a carried interest of up to 20% upon meeting specific investor return rates.  Some of the partnerships’ investors wanted to ensure that certain individuals who are critical to the success of the partnerships participate in the carried interest.  Our compensation committee authorized grants of participation interests in an aggregate of 48.5% of our 20% carried interest, effected by contributing our 20% carried interest to RFIG Partners, LLC, of which we own 51.5% and Jonathan Z. Cohen, our president and CEO, Betsy Z. Cohen, mother of J. Cohen and wife of Edward E. Cohen, our Chairman and father of J. Cohen, and E. Cohen own 10%, 5% and 2.5%, respectively.  RFIG Partners has not made any such distributions to date.

Relationship with Atlas America, Inc.  On June 30, 2005, we completed the spin-off of our subsidiary, Atlas America.  E. Cohen is chairman of the board and CEO of Atlas America and J. Cohen is its vice chairman.  Pursuant to a master separation and distribution agreement, Atlas America reimburses us for various costs and expenses we continue to incur on its behalf, primarily payroll and rent.  At September 30, 2008, we had a $105,000 receivable balance from Atlas America.

Transactions between LEAF and its investment partnerships.  LEAF originates and manages commercial finance assets on behalf of its investment partnerships, for which it also is the general partner.  The leases and loans are sold to the LEAF Funds at fair value plus an origination fee not to exceed 2%.  During fiscal 2008, LEAF sold $1.2 billion of leases and loans to the investment partnerships.  In addition, from time to time LEAF repurchases leases and loans from the investment partnerships in the same manner as it does for RCC.  During fiscal 2008, LEAF repurchased $1.4 million of leases and loans from the LEAF Funds at a price equal to their fair value.

Transactions with real estate funds.  In fiscal 2008, we loaned four real estate limited partnerships for which we are the general partner approximately $9.0 million to facilitate acquisitions.  Interest paid to us by these partnerships during fiscal 2008 totaled approximately $76,000.  As the partnerships raised equity funds, these loans were repaid in full.

Relationship with retirement trusts.  We have established two trusts to fund the SERP for E. Cohen.  The 1999 Trust, a secular trust, purchased 100,000 shares of the common stock of The Bancorp, Inc. with a $500,000 fair value at September 30, 2008.  This trust and its assets are not included in our consolidated balance sheets; however, its assets are considered in determining the amount of our liability under the SERP.  The 2000 Trust, a “Rabbi Trust,” holds 123,719 The Bancorp shares, carried at market value of $619,000 at September 30, 2008, and a loan to a limited partnership in which E. Cohen and Daniel G. Cohen, son of E Cohen and B. Cohen and the brother of J. Cohen, own the beneficial interests.  In February 2008, the 2000 Trust received full repayment of the loan.  The carrying value of the assets in the 2000 Trust was approximately $1.7 million at September 30, 2008.  These assets are included in other assets in our consolidated balance sheets.  Our SERP liability of $5.6 million is included in accrued expenses and other liabilities in our consolidated balance sheets.

Transaction with Cohen & Company.  In May 2008, we received a fee of $231,000 for acting as the introducing agent for a transaction in which Cohen & Company purchased securities from an investment bank.  D. Cohen is the chairman of Cohen & Company.

Relationship with 9 Henmar LLC.  We own interests in the Trapeza entities that have sponsored CDO issuers and manage pools of trust preferred securities acquired by the CDO issuers.  The Trapeza entities and CDO issuers were originated and developed in large part by D. Cohen.  We agreed to pay D. Cohen’s company, 9 Henmar, 10% of the fees we receive, before expenses, in connection with the first four Trapeza CDOs that we sponsored and manage.  In fiscal 2008, we paid 9 Henmar $417,000.

Relationship with The Bancorp, Inc.  D. Cohen is the chairman of the board and B. Cohen is the CEO of The Bancorp and its subsidiary bank, and M. Bradley, one of our directors, is a director of The Bancorp.  On June 15, 2007, Merit (a subsidiary of LEAF) entered into an agreement with The Bancorp under which it provides banking and operational services for Merit.  During fiscal 2008, Merit paid $76,000 in fees to The Bancorp.  Additionally, LEAF and Merit had $217,000 in deposit accounts at The  Bancorp at September 30, 2008.  At September 30, 2008, we had accrued a fee of $200,000 due to The Bancorp for advisory services related to LEAF’s $412.5 million acquisition of approximately 10,000 equipment leases and loans from the FDIC as receiver for NetBank.

Relationship with Evening Star Associates.  D. Cohen owned a 15% interest in Evening Star Associates, LP, which owns an office building in Washington, D.C. He also held a right-of-first-offer and a right-of-first-refusal, which we refer to as the ROFR, on a sale of the property. We own a subordinate loan with a book value of  approximately $14.0 million that was secured, in part, by Mr. Cohen’s equity interest in Evening Star Associates. In fiscal 2008, Mr. Cohen sold his 15% interest in Evening Star Associates and his ROFR rights to a third party for $19.5 million, of which we received $18.9 million (before costs) for application against the outstanding loan and release of the security interest on Mr. Cohen’s equity interests.  Mr. Cohen retained $625,000 in connection with the relinquishment of his ROFR rights.

Relationship with Ledgewood P.C.  Until March 2006, Jeffrey F. Brotman was the managing member of Ledgewood, which provides legal services to us.  Mr. Brotman remained of counsel to Ledgewood through June 2007, at which time he became our Executive Vice President.  In addition, Mr. Brotman was a trustee of the SERP retirement trusts until he joined us.  In connection with his separation, Mr. Brotman will receive payments from Ledgewood through 2013.  During fiscal 2008, those payments were $211,212.

Until April 1996, E. Cohen was of counsel to Ledgewood.  E. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest in the firm.  During fiscal 2008, those payments were $195,000.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Stockholder proposals or nominations for election of directors submitted for inclusion in our proxy statement for our 2010 annual meeting of stockholders must be received by us no later October 6, 2009. Such items must comply with the eligibility standards promulgated by the Securities and Exchange Commission.  Stockholder proposals or nominations for election of directors to be submitted at the 2010 meeting must be received by us not later than November 6, 2009. The notice must contain all of the information required by our Bylaws, a copy of which is available upon request from our Secretary.

By order of the Board of Directors,
Michael S. Yecies, Secretary
February 3, 2009

RESOURCE AMERICA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF RESOURCE AMERICA, INC.

The undersigned hereby constitutes and appoints Edward E. Cohen and Michael S. Yecies, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource America, Inc. held of record by the undersigned on January 28, 2009, at the Annual Meeting of Stockholders of Resource America, Inc. to be held on Thursday, March 12, 2009 and at any and all adjournments thereof as follows:

I plan to attend
the meeting
+-+
+-+

1.	ELECTION OF DIRECTORS.

The nominees for election are Jonathan Z. Cohen, Kenneth A. Kind and John S. White.

FOR all nominees listed above (except as marked to the contrary at the right) +-+ +-+	Withhold Authority to vote for all nominees listed above +-+ +-+	To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

+-+ +-+ FOR	+-+ +-+ AGAINST	+-+ +-+ ABSTAIN

This proxy, when properly executed, will be voted in the manner specified above by the named proxies.  If no direction is made, this proxy will be voted FOR all nominees listed.  Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:  ____________________________, 2009

______________________________________
Signature of stockholder

______________________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.